EX-28.d.y.i

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND ADVISORS

AND THE BOSTON COMPANY ASSET MANAGEMENT, LLC

Effective June 25,2010

Amended September 21, 2011 *

Funds of the Trust	Subadvisory Fees
NVIT Multi-Manager Large Cap Value Fund	0.35% on Subadviser Assets up to $100 million;
0.30% on Subadviser Assets of more than $100 million but less than $500 million; and
0.20% on Subadviser Assets of $500 million and more.

NVJT Developing Markets Fund and	0.45% on Aggregate Subadviser Assets† up to $200 million; and
NVIT Emerging Market Funds	0.40% on Aggregate Subadviser Assets† of $200 million and more.

NVIT Large Cap Growth Fund (formerly Oppenheimer NVIT Large Cap Growth Fund)	0.25% on Subadviser Assets up to $500 million; 0.20% on Subadviser Assets of $500 million and more but less than $1 billion; and
0.175% on Subadviser Assets of $1 billion and more

*	As approved at the Board of Trustees Meeting held on September 9, 2011.
†	The term “Aggregate Subadviser Assets” shall mean the aggregate amount of assets resulting from the combination of Subadviser Assets of the NVIT Developing Markets Fund and the NVIT Emerging Markets Fund.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

SUBADVISER
THE BOSTON COMPANY ASSET MANAGEMENT, LLC

By:	/s/ Bart Grenier
Name:	Bart Granier
Title:	CEO